EXHIBIT 99.1
Gladstone Land Announces
Fourth Quarter and Year Ended 2023 Results
Please note that the limited information that follows in this press release is a summary and is not adequate for making an informed investment decision.
McLean, VA, February 20, 2024: Gladstone Land Corporation (Nasdaq: LAND) (“Gladstone Land” or the “Company”) today reported financial results for the fourth quarter and year ended December 31, 2023. A description of funds from operations (“FFO”), core FFO (“CFFO”), adjusted FFO (“AFFO”), and net asset value (“NAV”), all non-GAAP (generally accepted accounting principles in the United States) financial measures, appear at the end of this press release. All per-share references are to fully-diluted, weighted-average shares of the Company’s common stock, unless noted otherwise.  For further detail, please refer to the Company’s Annual Report on Form 10-K (the “Form 10-K”), which is available on the Investors section of the Company’s website at www.GladstoneLand.com.
Highlights for Fiscal Year 2023:
•Portfolio Activity:
◦Property Disposition: Sold a 138-acre parcel of unfarmed land in Florida for $9.6 million, which, after accounting for closing costs, resulted in a return on equity of 343% and a net gain of approximately $6.4 million. We still own and lease the remaining acreage of this farm.
◦Lease Activity: Executed 30 new or amended lease agreements on farms in six different states that are expected to result in an aggregate decrease in annual net operating income of approximately $617,000 from the prior leases. This includes new leases executed on properties to replace tenants who had previously been placed on non-accrual status. Excluding these leases, the remaining lease renewals are expected to result in an annual increase in annual net operating income of approximately $1.6 million, or 8.7%, over the prior leases.
◦Vacant, Direct-operated, and Non-accrual Properties: During a portion of 2023, we had 22 farms (7 in California, 14 in Michigan, and 1 in Washington) that were either vacant, direct-operated (via management agreements with unrelated third-parties), or on which lease revenues were recognized on a cash basis (due to credit issues with three tenants causing us to determine that the full collectibility of the remaining rental payments under the respective leases were not deemed to be probable). The year-over-year impact on our operations as a result of these properties was a decrease in net operating income of approximately $1.7 million.
◦2023 California Floods: Due to periods of heavy rainfall and the resulting flooding experienced in California in January 2023, certain structures on one of our farms were damaged. We estimated the amount of damage on this farm to be approximately $855,000 and recognized such loss during the first quarter. None of our other farms were materially impacted as a result of the floods.
◦California Water Activity:
▪Acquired an additional 1,003 acre-feet of banked water held by a water district in Kern County, California, which was received from one of our tenants as partial consideration for a rent payment.
▪Invested approximately $1.8 million to construct groundwater recharge facilities on two of our farms to allow us to capture and store surplus water.
▪Participated in a groundwater recharge program established by a water district in Fresno County, California, whereby the water district pays for surplus surface water to be delivered to our groundwater recharge facility in exchange for allowing us to keep 50% of the net amount of groundwater credits generated under the program. Thus far, we have obtained 397 acre-feet of water credits under this program at minimal cost to us.
▪Secured a long-term water supply contract with a water district in Contra Costa County, California, that will provide an additional source of water in the future for several of our farms in the western San Joaquin Valley.

▪Entered into various other agreements with both local water districts and private individuals that are expected to result in additional water credits by allowing water to be stored in our groundwater recharge facilities.
•Debt Activity:
◦Loan Repayments: Repaid approximately $36.0 million of loans scheduled to mature or reset.
◦Interest Patronage: Recorded approximately $2.3 million of interest patronage, or refunded interest, related to our 2022 borrowings from various Farm Credit associations. Including approximately $113,000 of 2022 interest patronage that was received during the third quarter of 2022, total 2022 interest patronage resulted in a 24.1% reduction (approximately 109 basis points) to the interest rate of such borrowings.
◦Farmer Mac Facility: Amended our agreement with Federal Agricultural Mortgage Corporation (“Farmer Mac”) to extend the date through which we may issue new bonds to December 31, 2026. Additionally, the final maturity date for new bonds issued under the facility will be the date that is 10 years from the applicable issuance date.
◦MetLife Facility: Extended the maturity dates of our lines of credit ($75.0 million in aggregate) with Metropolitan Life Insurance Company (“MetLife”) to December 15, 2033.
•Equity Activity:
◦Series C Preferred Stock: Listed our 6.00% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”) on Nasdaq under the ticker symbol, “LANDP.” Trading of the Series C Preferred Stock commenced on June 8, 2023.
◦Series E Preferred Stock: Commenced sales of our 5.00% Series E Cumulative Redeemable Preferred Stock (the “Series E Preferred Stock”). Sold 237,441 shares of our Series E Preferred Stock for net proceeds of approximately $5.3 million.
◦Common Stock—ATM Program: Sold 788,045 shares of our common stock for net proceeds of approximately $15.1 million under our “at-the-market” program (the “ATM Program”).
◦Registration Statement: Filed a new registration statement (which the SEC declared effective on April 13, 2023), permitting us to issue up to an aggregate of $1.5 billion in securities over the next three years.
•Increased and Paid Distributions: Increased the distribution run rate on our common stock (including OP Units held by non-controlling OP Unitholders, if any) by a total of 1.32% and paid monthly cash distributions totaling $0.5535 per share of common stock during the year ended December 31, 2023.
Fourth Quarter 2023 Results:
Net income for the quarter was approximately $1.8 million, compared to approximately $1.1 million in the prior-year quarter. Net loss to common stockholders during the quarter was approximately $4.3 million, or $0.12 per share, compared to approximately $4.8 million, or $0.14 per share, in the prior-year quarter. AFFO for the quarter was approximately $5.4 million, or $0.15 per share, compared to approximately $6.6 million, or $0.19 per share, in the prior-year quarter. Common stock dividends declared were $0.139 per share for the current quarter, compared to $0.137 per share for the prior-year quarter.
Total cash lease revenues decreased by approximately $1.1 million, or 4.7%, from the prior-year quarter, primarily due to lower participation rents. This decrease was partially offset by an increase in fixed base cash rents, which increased by approximately $255,000, or 1.3%, primarily due to additional rents earned on capital improvements completed on certain farms over the past year. Participation rents decreased by approximately $1.4 million, primarily driven by lower production (i.e. pounds per acre) on certain almond and pistachio farms (partly due to the alternate-bearing nature of such tree crops but also due to the harvest of such crops coming at the end of a multi-year drought), coupled with weaker crop prices, particularly in the almond market, which continued to be hampered with oversupply exacerbated by supply chain disruptions that occurred during the height of the COVID-19 pandemic.
Aggregate related-party fees decreased by approximately $581,000 from the prior-year quarter, primarily driven by a higher incentive fee earned by our investment adviser in the prior-year quarter due to our pre-incentive fee FFO surpassing the required hurdle rate by a higher margin than in the current quarter. Excluding related-party fees, our recurring core operating expenses increased by $523,000 due to additional property operating expenses and general and administrative expenses incurred during the current quarter. The increase in property operating expenses was driven by additional property taxes and property management fees incurred as a result of certain properties being vacant or self-operated during 2023. General and administrative costs were higher primarily due to additional costs expensed in connection with amending our credit facility with MetLife.
Cash flows from operations for the current quarter decreased by approximately $3.3 million from the prior-year quarter, primarily due to a decrease in participation rents, the acquisition of additional long-term water assets, and the timing of when certain base cash rental payments were received during the respective periods. Our estimated NAV per share increased by $1.98 from the prior-year quarter to $19.06 at December 31, 2023, primarily driven by a decrease in the fair value of certain preferred securities (due to increases in market interest rates).
Fiscal Year 2023 Results:
Net income for the year was approximately $14.6 million, compared to approximately $4.7 million in the prior year. Net loss to common stockholders during the year was approximately $9.9 million, or $0.28 per share, compared to approximately $15.0 million, or $0.43 per share, in the prior year. AFFO was approximately $20.3 million, or $0.569 per share, for the current year compared to approximately $24.3 million, or $0.701 per share in the prior year. Common stock dividends declared were approximately $0.554 per share for 2023, compared to approximately $0.546 per share for 2022.
The decrease in AFFO was primarily driven by lower participation rents (for the reasons noted above) and an increase in preferred dividends (due to additional share issuances), partially offset by a decrease in interest expense (due to certain loan repayments made over the past year). Revenue from participation rents was approximately $5.9 million in 2023, compared to approximately $7.7 million in 2022. This decrease was partially offset by a $989,000 increase in revenues from fixed base cash rents during 2023. Aggregate related-party fees decreased by approximately $908,000 due to a lower incentive fee earned during the current year. Excluding related-party fees, recurring core operating expenses increased by approximately $988,000, primarily due to the same reasons as discussed above, as well as higher legal fees incurred in connection with rent collection and re-leasing efforts on certain properties. Cash flows from operations decreased by approximately $3.7 million from the prior year, primarily due to a decrease in participation rents, the acquisition of additional long-term water assets, and the timing of when certain other cash rental payments were received and interest payments made during the respective periods.
Subsequent to December 31, 2023:
•Portfolio Activity:
◦Property Disposition: Sold a 3,748-acre farm in Florida for approximately $65.7 million, which after accounting for closing costs, resulted in a return on equity of 60% and a net gain of approximately $10.4 million.
◦2024 California Floods: In February 2024, certain parts of California, particularly the southern part of the state, again experienced heavy rains that caused widespread flooding and mudslides in multiple areas. Certain of our farms in the state suffered minor damage as a result of the storms, but no farms were materially impacted.
•Debt Activity—Loan Repayments: Repaid approximately $16.2 million of maturing loans.
•Equity Activity—Series E Preferred Stock: Sold 10,340 shares of our Series E Preferred Stock for net proceeds of approximately $233,000.
•Increased Distributions:  Increased our distribution run rate by 0.22%, declaring monthly cash distributions of $0.0465 per share of common stock for each of January, February, and March.  This marks our 33rd distribution increase over the past 36 quarters, during which time we have increased the distribution run rate by 55.0%.
Comments from David Gladstone, President and CEO of Gladstone Land:  “Results for the quarter were largely as expected but remained slightly down from last year as we continue to work through issues with a few of our tenants. We currently have five properties (encompassing 15 of our 168 farms) that are vacant. We are in discussions with various groups to either buy or lease these farms, and we hope to have these situations resolved during the first half of the year. Our balance sheet remains strong, with nearly 100% of our borrowings at fixed rates, significantly limiting the impact of increased interest rates. However, the high borrowing costs continue to impact our ability to purchase new farms. As such, we continue to focus our efforts on securing additional water rights for our farms in California by taking advantage of surplus water supplies and storing water for future use on our farms.”

Quarterly Summary Information
(Dollars in thousands, except per-share amounts)

	For and As of the Quarters Ended		Change	Change
	12/31/2023	12/31/2022	($ / #)	(%)
Operating Data:
Total operating revenues	$24,452	$24,791	$(339)	(1.4)%
Total operating expenses	(15,638)	(15,224)	(414)	2.7%
Other expenses, net	(6,995)	(8,457)	1,462	(17.3)%
Net income	$1,819	$1,110	$709	63.9%
Less: Aggregate dividends declared on and charges related to cumulative redeemable preferred stock(1)	(6,114)	(5,916)	(198)	3.3%
Net loss attributable to common stockholders and non-controlling OP Unitholders	(4,295)	(4,806)	511	(10.6)%
Plus: Real estate and intangible depreciation and amortization	9,754	9,482	272	2.9%
Plus: Losses on dispositions of real estate assets, net	702	1,660	(958)	(57.7)%
Adjustments for unconsolidated entities(2)	24	19	5	26.3%
FFO available to common stockholders and non-controlling OP Unitholders	6,185	6,355	(170)	(2.7)%
Plus: Acquisition- and disposition-related expenses, net	24	268	(244)	(91.0)%
Plus: Other nonrecurring charges, net(3)	89	220	(131)	(59.5)%
CFFO available to common stockholders and non-controlling OP Unitholders	6,298	6,843	(545)	(8.0)%
Net adjustment for normalized cash rents(4)	(930)	(841)	(89)	10.6%
Plus: Amortization of debt issuance costs	299	268	31	11.6%
Less (plus): Other non-cash charges (receipts), net(5)	(261)	301	(562)	(186.7)%
AFFO available to common stockholders and non-controlling OP Unitholders	$5,406	$6,571	$(1,165)	(17.7)%

Share and Per-Share Data:
Weighted-average common stock outstanding	35,838,442	34,834,804	1,003,638	2.9%
Weighted-average common non-controlling OP Units outstanding	—	—	—	—%
Weighted-average shares of common stock outstanding, fully diluted	35,838,442	34,834,804	1,003,638	2.9%

Diluted net loss per weighted-average common share	$(0.120)	$(0.138)	$0.018	(13.0)%
Diluted FFO per weighted-average common share	$0.173	$0.182	$(0.010)	(5.5)%
Diluted CFFO per weighted-average common share	$0.176	$0.196	$(0.021)	(10.7)%
Diluted AFFO per weighted-average common share	$0.151	$0.189	$(0.038)	(20.1)%
Cash distributions declared per total common share	$0.139	$0.137	$0.002	1.5%

Balance Sheet Data:
Net investments in real estate, at cost(6)	$1,340,092	$1,370,564	$(30,472)	(2.2)%
Total assets	$1,387,324	$1,457,251	$(69,927)	(4.8)%
Total indebtedness(7)	$637,414	$690,329	$(52,915)	(7.7)%
Total equity	$719,613	$731,362	$(11,749)	(1.6)%
Total common shares outstanding (fully diluted)	35,838,442	35,050,397	788,045	2.2%

Other Data:
Cash flows from operations	$17,424	$20,715	$(3,291)	(15.9)%
Farms owned	169	169	—	—%
Acres owned	115,584	115,731	(147)	(0.1)%
Occupancy rate(8)	99.5%	100.0%	(0.5)%	(0.5)%
Farmland portfolio value	$1,566,474	$1,568,272	$(1,798)	(0.1)%
NAV per common share	$19.06	$17.08	$1.98	11.6%
(1)Includes (i) cash dividends paid on our cumulative redeemable preferred stock, (ii) the value of additional shares of Series C Preferred Stock issued pursuant to the dividend reinvestment program, and (iii) the pro-rata write-off of offering costs related to shares of cumulative redeemable preferred stock that were redeemed.

(2)Represents our pro-rata share of depreciation expense recorded in unconsolidated entities.
(3)Consists primarily of (i) net property and casualty losses (recoveries) recorded and the cost of related repairs expensed as a result of the damage caused to certain improvements by natural disasters on certain of our farms, and (ii) costs related to the amendment, termination, and listing of shares from the offering of our Series C Preferred Stock that were expensed.
(4)This adjustment removes the effects of straight-lining rental income, as well as the amortization related to above-market lease values and certain noncash lease incentives and accretion related to below-market lease values, deferred revenue, and tenant improvements, resulting in rental income reflected on a modified accrual cash basis.  The effect to AFFO is that cash rents received pertaining to a lease year are normalized over that respective lease year on a straight-line basis, resulting in cash rent being recognized ratably over the period in which the cash rent is earned. During the three months ended December 31, 2023, we adjusted our definition of AFFO to exclude from this adjustment the removal of lease incentives that were a result of previous cash disbursements made by us to or on behalf of our tenants. The results of all periods presented, including those of prior periods, have been adjusted to conform with this new definition.
(5)Consists of (i) the amount of dividends on the Series C Preferred Stock paid via issuing new shares (pursuant to the dividend reinvestment program), (ii) the pro-rata write-off of offering costs related to shares of cumulative redeemable preferred stock that were redeemed, which were noncash charges, (iii) our remaining pro-rata share of (income) loss recorded from investments in unconsolidated entities, and (iv) less noncash income recorded during 2023 as a result of additional water assets received as consideration in certain transactions.
(6)Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.
(7)Consists of the principal balances outstanding of all indebtedness, including our lines of credit, notes and bonds payable, and our Series D Term Preferred Stock.
(8)Based on farmable acreage; includes certain farms that were self-operated (on a temporary basis) as of December 31, 2023.

Annual Summary Information
(Dollars in thousands, except per-share amounts)

	For and As of the Years Ended		Change	Change
	2023	2022	($ / #)	(%)
Operating Data:
Total operating revenues	$90,398	$89,236	$1,162	1.3%
Total operating expenses	(56,915)	(55,315)	(1,600)	2.9%
Other expenses, net	(18,918)	(29,205)	10,287	(35.2)%
Net income	$14,565	$4,716	$9,849	208.8%
Less: Aggregate dividends declared on and charges related to cumulative redeemable preferred stock(1)	(24,417)	(19,718)	(4,699)	23.8%
Net loss attributable to common stockholders and non-controlling OP Unitholders	(9,852)	(15,002)	5,150	(34.3)%
Plus: Real estate and intangible depreciation and amortization	37,161	35,366	1,795	5.1%
(Less) plus: (Gains) losses on dispositions of real estate assets, net	(5,208)	3,760	(8,968)	(238.5)%
Adjustments for unconsolidated entities(2)	92	57	35	61.4%
FFO available to common stockholders and non-controlling OP Unitholders	22,193	24,181	(1,988)	(8.2)%
Plus: Acquisition- and disposition-related expenses, net	149	438	(289)	(66.0)%
Plus: Other nonrecurring charges, net(3)	1,418	1,023	395	38.6%
CFFO available to common stockholders and non-controlling OP Unitholders	23,760	25,642	(1,882)	(7.3)%
Net adjustment for normalized cash rents(4)	(4,519)	(3,371)	(1,148)	34.1%
Plus: Amortization of debt issuance costs	1,065	1,085	(20)	(1.8)%
Less (plus): Other non-cash charges (receipts), net(5)	17	907	(890)	(98.1)%
AFFO available to common stockholders and non-controlling OP Unitholders	$20,323	$24,263	$(3,940)	(16.2)%

Share and Per-Share Data:
Weighted-average common stock outstanding	35,733,742	34,563,460	1,170,282	3.4%
Weighted-average common non-controlling OP Units outstanding	—	61,714	(61,714)	(100.0)%
Weighted-average shares of common stock outstanding, fully diluted	35,733,742	34,625,174	1,108,568	3.2%

Diluted net loss per weighted-average common share	$(0.276)	$(0.433)	$0.158	(36.5)%
Diluted FFO per weighted-average common share	$0.621	$0.698	$(0.077)	(11.0)%
Diluted CFFO per weighted-average common share	$0.665	$0.741	$(0.076)	(10.3)%
Diluted AFFO per weighted-average common share	$0.569	$0.701	$(0.132)	(18.8)%
Cash distributions declared per total common share	$0.554	$0.546	$0.007	1.3%

Balance Sheet Data:
Net investments in real estate, at cost(6)	$1,340,092	$1,370,564	$(30,472)	(2.2)%
Total assets	$1,387,324	$1,457,251	$(69,927)	(4.8)%
Total indebtedness(7)	$637,414	$690,329	$(52,915)	(7.7)%
Total equity	$719,613	$731,362	$(11,749)	(1.6)%
Total common shares outstanding (fully diluted)	35,838,442	35,050,397	788,045	2.2%

Other Data:
Cash flows from operations	$40,081	$43,788	$(3,707)	(8.5)%
Farms owned	169	169	—	—%
Acres owned	115,584	115,731	(147)	(0.1)%
Occupancy rate(8)	99.5%	100.0%	(0.5)%	(0.5)%
Farmland portfolio value	$1,566,474	$1,568,272	$(1,798)	(0.1)%
NAV per common share	$19.06	$17.08	$1.98	11.6%
(1)Includes (i) cash dividends paid on our cumulative redeemable preferred stock, (ii) the value of additional shares of Series C Preferred Stock issued pursuant to the dividend reinvestment program, and (iii) the pro-rata write-off of offering costs related to shares of cumulative redeemable preferred stock that were redeemed.

(2)Represents our pro-rata share of depreciation expense recorded in unconsolidated entities.
(3)Consists primarily of (i) net property and casualty losses (recoveries) recorded and the cost of related repairs expensed as a result of the damage caused to certain improvements by natural disasters on certain of our farms, (ii) costs related to the amendment, termination, and listing of shares from the offering of our Series C Preferred Stock that were expensed, and (iii) the write-off of certain unallocated costs related to a prior universal registration statement.
(4)This adjustment removes the effects of straight-lining rental income, as well as the amortization related to above-market lease values and certain noncash lease incentives and accretion related to below-market lease values, deferred revenue, and tenant improvements, resulting in rental income reflected on a modified accrual cash basis.  The effect to AFFO is that cash rents received pertaining to a lease year are normalized over that respective lease year on a straight-line basis, resulting in cash rent being recognized ratably over the period in which the cash rent is earned. During the three months ended December 31, 2023, we adjusted our definition of AFFO to exclude from this adjustment the removal of lease incentives that were a result of previous cash disbursements made by us to or on behalf of our tenants. The results of all periods presented, including those of prior periods, have been adjusted to conform with this new definition.
(5)Consists of (i) the amount of dividends on the Series C Preferred Stock paid via issuing new shares (pursuant to the dividend reinvestment program), (ii) the pro-rata write-off of offering costs related to shares of cumulative redeemable preferred stock that were redeemed, which were noncash charges, (iii) our remaining pro-rata share of (income) loss recorded from investments in unconsolidated entities, and (iv) less noncash income recorded during 2023 as a result of additional water assets received as consideration in certain transactions.
(6)Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.
(7)Consists of the principal balances outstanding of all indebtedness, including our lines of credit, notes and bonds payable, and our Series D Term Preferred Stock.
(8)Based on farmable acreage; includes certain farms that were self-operated (on a temporary basis) as of December 31, 2023.
Conference Call for Stockholders:  The Company will hold a conference call on Wednesday, February 21, 2024, at 8:30 a.m. (Eastern Time) to discuss its earnings results.  Please call (877) 407-9046 to join the conference call.  An operator will monitor the call and set a queue for any questions.  A conference call replay will be available after the call and will be accessible through February 28, 2024.  To hear the replay, please dial (877) 660-6853, and use playback conference number 13742739.  The live audio broadcast of the Company’s conference call will also be available online on the Investors section of the Company’s website, www.GladstoneLand.com.
About Gladstone Land Corporation:
Founded in 1997, Gladstone Land is a publicly traded real estate investment trust that acquires and owns farmland and farm-related properties located in major agricultural markets in the U.S.  The Company currently owns 168 farms, comprised of approximately 112,000 acres in 15 different states and 46,400 acre-feet of water assets in California, valued at a total of approximately $1.6 billion. Gladstone Land's farms are predominantly located in regions where its tenants are able to grow fresh produce annual row crops, such as berries and vegetables, which are generally planted and harvested annually. The Company also owns farms growing permanent crops, such as almonds, apples, cherries, figs, lemons, olives, pistachios, and other orchards, as well as blueberry groves and vineyards, which are generally planted every 20-plus years and harvested annually. Approximately 30% of the Company’s fresh produce acreage is either organic or in transition to become organic, and over 20% of its permanent crop acreage falls into this category. The Company may also acquire property related to farming, such as cooling facilities, processing buildings, packaging facilities, and distribution centers.  Gladstone Land pays monthly distributions to its stockholders and has paid 132 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013. The Company has increased its common distributions 33 times over the prior 36 quarters, and the current per-share distribution on its common stock is $0.0465 per month, or $0.5580 per year.  Additional information, including detailed information about each of the Company's farms, can be found at www.GladstoneLand.com.
Owners or brokers who have farmland for sale in the U.S. should contact:
•Western U.S. – Bill Reiman at (805) 263-4778 or Bill.R@GladstoneLand.com;
•Mid-Atlantic U.S. – Joey Van Wingerden at (703) 287-5914 or Joe.V@GladstoneLand.com; or
•Southeastern U.S. – Brett Smith at (904) 687-5284 or Brett.S@GladstoneLand.com.
Lenders who are interested in providing us with long-term financing on farmland should contact Jay Beckhorn at (703) 587-5823 or Jay.Beckhorn@GladstoneCompanies.com.
For stockholder information on Gladstone Land, call (703) 287-5893.  For Investor Relations inquiries related to any of the monthly dividend-paying Gladstone funds, please visit www.GladstoneCompanies.com.

Non-GAAP Financial Measures:
FFO:  The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP.  FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.
CFFO:  CFFO is FFO, adjusted for items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance.  These items include certain non-recurring items, such as acquisition- and disposition-related expenses, the net incremental impact of operations conducted through our taxable REIT subsidiary, income tax provisions, and property and casualty losses or recoveries.  Although the Company’s calculation of CFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance.  Accordingly, CFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at CFFO, please read the Form 10-K, filed today with the SEC.
AFFO:  AFFO is CFFO, adjusted for certain non-cash items, such as the straight-lining of rents and amortizations into or against rental income (resulting in cash rent being recognized ratably over the period in which the cash rent is earned).  Although the Company’s calculation of AFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance on a cash basis.  Accordingly, AFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at AFFO, please read the Form 10-K, filed today with the SEC.
A reconciliation of FFO (as defined by NAREIT), CFFO, and AFFO (each as defined above) to net income (loss), which the Company believes is the most directly-comparable GAAP measure for each, and a computation of fully-diluted net income (loss), FFO, CFFO, and AFFO per weighted-average share is set forth in the Quarterly Summary Information table above. The Company’s presentation of FFO, CFFO, or AFFO, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.
NAV:  Pursuant to a valuation policy approved by our board of directors, our valuation team, with oversight from the chief valuation officer, provides recommendations of value for our properties to our board of directors, who then review and approve the fair values of our properties.  Per our valuation policy, our valuations are derived based on either the purchase price of the property; values as determined by independent, third-party appraisers; or through an internal valuation process, which process is, in turn, based on values as determined by independent, third-party appraisers.  In any case, we intend to have each property valued by an independent, third-party appraiser at least once every three years, or more frequently in some instances.  Various methodologies are used, both by the appraisers and in our internal valuations, to determine the fair value of our real estate, including the sales comparison, income capitalization (or a discounted cash flow analysis), and cost approaches of valuation.  NAV is a non-GAAP, supplemental measure of financial position of an equity REIT and is calculated as total equity available to common stockholders and non-controlling OP Unitholders, adjusted for the increase or decrease in fair value of our real estate assets and encumbrances relative to their respective cost bases.  Further, we calculate NAV per share by dividing NAV by our total shares outstanding (inclusive of both our common stock and OP Units held by non-controlling third parties).  A reconciliation of NAV to total equity, to which the Company believes is the most directly-comparable GAAP measure, is provided below (dollars in thousands, except per-share amount):

Total equity per balance sheet		$719,613
Fair value adjustment for long-term assets:
Less: net cost basis of tangible and intangible real estate holdings(1)	$(1,340,092)
Plus: estimated fair value of real estate holdings(2)	1,566,474
Net fair value adjustment for real estate holdings		226,382
Fair value adjustment for long-term liabilities:
Plus: book value of aggregate long-term indebtedness(3)	637,214
Less: fair value of aggregate long-term indebtedness(3)(4)	(586,722)
Net fair value adjustment for long-term indebtedness		50,492
Estimated NAV		996,487
Less: aggregate fair value of cumulative redeemable preferred stock(5)		(313,524)
Estimated NAV available to common stockholders and non-controlling OP Unitholders		$682,963
Total common shares and non-controlling OP Units outstanding		35,838,442
Estimated NAV per common share and non-controlling OP Unit		$19.06
(1)Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.
(2)As determined by the Company's valuation policy and approved by its board of directors.
(3)Includes the principal balances outstanding of all long-term borrowings (consisting of notes and bonds payable) and the Series D Term Preferred Stock.
(4)Long-term notes and bonds payable were valued using a discounted cash flow model. The Series D Term Preferred Stock was valued based on its closing stock price as of December 31, 2023.
(5)The Series B Preferred Stock and Series C Preferred Stock were each valued based on their respective closing stock prices as of December 31, 2023, while the Series E Preferred Stock was valued at its liquidation value.
Comparison of our estimated NAV and estimated NAV per share to similarly-titled measures for other REITs may not necessarily be meaningful due to possible differences in the calculation or application of the definition of NAV used by such REITs.  In addition, the trading price of our common shares may differ significantly from our most recent estimated NAV per share calculation.  The Company’s independent auditors have neither audited nor reviewed our calculation of NAV or NAV per share.  For a full explanation of our valuation policy, please read the Form 10-K, filed today with the SEC.
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS:
Certain statements in this press release, including, but not limited to, the Company's ability to maintain or grow its portfolio and FFO, expected increases in capitalization rates, benefits from increases in farmland values, increases in operating revenues, and the increase in NAV per share, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company's current plans that are believed to be reasonable as of the date of this press release. Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, the Company's ability to procure financing for investments, downturns in the current economic environment, the performance of its tenants, the impact of competition on its efforts to renew existing leases or re-lease real property, and significant changes in interest rates. Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk Factors" within the Company's Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC on February 20, 2024, and certain other documents filed with the SEC from time to time. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.
Gladstone Land Corporation, (703) 287-5893